EXHIBIT 16.1

Letter of Dominic K.F. Chan & Co. dated June 29, 2016

June 29, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read the statements made by Asia Travel Corporation (the “Company”) in Item 4.01 of the Company’s Current Report on Form 8-K dated June 29, 2016 and agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements of the Company made under Item 4.01 therein.

/s/ Dominic K.F. Chan & Co.

Certified Public Accountants